Exhibit 99.1











                               PRESS RELEASE


FOR IMMEDIATE RELEASE                       Contact:    Peter J. Meier, CFO
                                            Phone:      (610) 359-6903
                                            Fax:        (610) 359-6906


          ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS SECOND
          QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND.

Broomall, Pennsylvania.    July 24, 2007  -  Alliance Bancorp, Inc. of
Pennsylvania (the "Company") (NASDAQ Global Market: ALLB) announced today results for the quarter ended June 30, 2007. The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.05 per share, payable on August 17, 2007 to the shareholders of record at the close of business on August 3, 2007.

The Company reported net income of $415,000 or $.06 per diluted share for the quarter ended June 30, 2007 as compared to $317,000 or $.04 per diluted share for the quarter ended June 30, 2006 (prior period share amounts have been adjusted for the exchange and additional share issuance in our reorganization and offering completed on January 30, 2007). Net interest income increased $15,000 or 0.6% to $2.6 million while other income decreased $29,000 or 7.9% to $340,000 for the quarter ended June 30, 2007 as compared to the same period in 2006. Other expenses decreased $199,000 or 7.5% to $2.5 million and the provision for income taxes increased $77,000 for the quarter ended June 30, 2007 as compared to the same period in 2006. The decrease in other income was primarily due to a prior-year gain on sale of other real estate owned and the decrease in other expenses primarily resulted from decreases in salaries and employee benefits as well as advertising and marketing costs.

For the six months ended June 30, 2007, net income amounted to $799,000 or $.11 per diluted share as compared to $698,000 or $.10 per diluted share for the six months ended June 30, 2007. Net interest income decreased $47,000 or 0.9% to $5.2 million and other income decreased $126,000 or 16.1% to $655,000. Other expenses decreased $387,000 or 7.3% to $4.9 million and the provision for income taxes increased $103,000 for the six months ended June 30, 2007 as compared to the same period in 2006. The decrease in net interest income was primarily due to an increase in interest expense on customer deposits and the decrease in other income was primarily due to prior-year gains on sale of other real estate owned. The decrease in other expenses primarily resulted from decreases in salaries and employee benefits as well as advertising and marketing costs.

The Company's total assets increased $14.6 million or 3.6% to $424.9 million at June 30, 2007 as compared to $410.3 million at December 31, 2006. Investment securities increased $8.9 million or 15.1% to $68.2 million while mortgage-backed securities decreased $4.9 million or 11.3% to $38.7 million. Net loans receivable increased $9.7 million or 4.1% to $245.5 million at June 30, 2007. Customer deposits decreased $4.2 million or 1.2% to $329.6 million at June 30, 2007 from $333.8 million at December 31, 2006. Total stockholders' equity amounted to $49.4 million or 11.6% of total assets at June 30, 2007. Nonperforming assets increased to $1.7 million or 0.4% of total assets at June 30, 2007 as compared to $1.6 million or 0.4% of total assets at December 31, 2006. The nonperforming assets at June 30, 2007 included $1.5 million in nonperforming loans, substantially all of which was secured by single-family residential real estate, and $133,000 in other real estate owned. The allowance for loan losses was $2.8 million or 181.3% of nonperforming loans at June 30, 2007 as compared to $2.7 million or 174.4% at December 31, 2006.

The Company is the recently formed "mid-tier" holding company for Alliance Bank and is 55% owned by Alliance Mutual Holding Company and 45% owned by public shareholders. A principal reason for the formation of the Company was to facilitate the ability to repurchase shares without adverse tax consequences. The Company recently requested that the Office of Thrift Supervision ("OTS"), the Company's primary federal regulator, authorize the repurchase of up to 159,300 shares of common stock (4.9% of the shares held by the public) in the open market. While the OTS has a general policy prohibiting the repurchase of shares within one year of formation of a new mutual holding company and subsidiary stock offering, the Company has asked that the one year restriction not be applied to its recent formation since Alliance Bank has operated in the mutual holding company structure for more than one year. No assurance can be given that the OTS will permit or authorize share repurchases by the Company within one year of its formation.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania. Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe " "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.


                                # # # # #

                    ALLIANCE BANCORP, INC. OF PENNSYLVANIA

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands except per share data)


                                   Three Months Ended      Six Months Ended
                                        June 30,               June 30,
                                 _____________________  ______________________
                                   2007         2006      2007         2006
                                 ________     ________  _________    _________
Interest income                   $6,094       $5,310    $12,017      $10,499
Interest expense                   3,496        2,727      6,845        5,280
                                 ________     ________  _________    _________
Net interest income                2,598        2,583      5,172        5,219
Provision for loan losses             25           15         40           30

Other income                         340          369        655          781
Other expenses                     2,458        2,657      4,932        5,319
                                 ________     ________  _________    _________
Income before income taxes           455          280        855          651
Income tax expense (benefit)          40          (37)        56          (47)
                                 ________     ________  _________    _________

Net income                        $  415       $  317    $   799      $   698
                                 ========     ========  =========    =========

Basic earnings per share (1)       $0.06        $0.04      $0.11        $0.10
                                 ========     ========  =========    =========

Diluted earnings per share (1)     $0.06        $0.04      $0.11        $0.10
                                 ========     ========  =========    =========


(1) Prior period share amounts have been adjusted for the exchange and additional share issuance in our reorganization and offering completed on January 30, 2007.

===============================================================================

                       UNAUDITED SELECTED FINANCIAL DATA
                                (In thousands)


                                                     June 30,    Dec. 31,
                                                    __________  __________
                                                       2007        2006
                                                    __________  __________
 Total assets                                        $424,926   $410,350
 Cash and cash equivalents                             48,710     48,282
 Investment and mortgage-backed securities            106,961    102,940
 Loans receivable - net                               245,479    235,761
 Deposits                                             329,639    333,802
 Borrowings                                            37,936     37,210
 Total stockholders' equity                            49,447     33,500